Exhibit 99.1

NEWS RELEASE

Allegheny Technologies Incorporated	Contact:
Corporate Headquarters	Dan L. Greenfield
1000 Six PPG Place	412-394-3004
Pittsburgh, PA 15222-5479 U.S.A.
www.ATImetals.com
Allegheny Technologies Completes Acquisition of Ladish
Pittsburgh, PA, May 9, 2011 — Allegheny Technologies Incorporated (NYSE:ATI) announced that it has completed its acquisition of Ladish Co., Inc. pursuant to the terms of an agreement and plan of merger adopted by Ladish shareholders at a special meeting held on May 6, 2011.
Under the terms of the agreement and plan of merger, each outstanding share of Ladish common stock has been converted into the right to receive $24.00 in cash and 0.4556 of a share of ATI common stock, with cash to be paid in lieu of fractional shares. More information on the exchange of Ladish shares for ATI shares will be mailed to former Ladish shareholders in the near future.
“We are pleased to have completed our acquisition of Ladish and welcome the highly experienced group of Ladish employees to ATI,” said Richard J. Harshman, Chairman, President and Chief Executive Officer of ATI. “ATI Ladish is now an operating company of our High Performance Metals segment, which also includes ATI Allvac and ATI Wah Chang.
“ATI Ladish adds to our capability to produce highly engineered and technically complex parts. We offer customers, particularly in the aerospace market, an integrated, stable, and sustainable supply chain, which now includes advanced forging, casting, and machining assets for titanium alloys, nickel-based superalloys and specialty alloys.”
“The Ladish team is excited to join ATI,” said Gary J. Vroman, President, ATI Ladish. “We believe this combination of complementary operations creates opportunities for us to contribute to ATI’s growth while continuing to be an important part of the communities in which we operate.”
Building the World’s Best Specialty Metals Company®
Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues, including Ladish, of approximately $4.8 billion for the last twelve months. ATI has approximately 11,000 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, niobium, tungsten materials, forgings, castings, and fabrication and machining capabilities. The Allegheny Technologies website is www.ATImetals.com.